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                                                                      EXHIBIT 99
                             FOR IMMEDIATE RELEASE


     Tulsa, Oklahoma, June 5, 2000.  Gothic Energy Corporation (OTC Bulletin
Board: GOTH) announced today that it had reached agreement with the holders of approximately 90% principal amount of its outstanding 14-1/8% Senior Secured Discount Notes to convert those notes into shares of common stock of the Company. The agreement is part of a plan to restructure the Company's balance sheet which includes, among other things, the surrender by Chesapeake Energy Corporation of its holdings of the Company's outstanding Series B Preferred Stock and approximately 2.4 million shares of Common Stock in exchange for assignments of various undeveloped leaseholds and for substantial revisions to a participation agreement between the Company and Chesapeake as previously announced.

     The conversion of the notes and the other restructurings of the Company's balance sheet are intended, pursuant to the agreement, to be effected through a pre-negotiated Plan of Reorganization under Chapter 11 of the Federal Bankruptcy Code. As contemplated by the agreement, the Plan of Reorganization will provide that the holders of all outstanding Discount Notes will be converted into Common Stock and will receive approximately 94% of the Company's equity. Under the Plan, the Company's current common stockholders will receive approximately 6% of the Company's equity.

     It is contemplated that the Plan of Reorganization will only apply to the parent company and not to its operating subsidiary, Gothic Production Corporation. It is expected that the Company's operating subsidiary will meet all its secured debt obligations, trade credit and other obligations in the ordinary course of its business and that there will be no disruption of its operations. It is anticipated that the proceedings under the Bankruptcy Code will be filed within 30 to 60 days and, subject to court approval, consummated by the end of the third calendar quarter of 2000. Prior to commencing the proceeding, Gothic Production intends to seek certain waivers and consents from its senior secured lenders.

     The Plan of Reorganization will also provide for offerings of additional shares of Common Stock to the holders of the Discount Notes and the current holders of the Company's Common Stock to participate in the sale of up to $15.0 million of additional shares of Common Stock. The offerings of Common Stock will be made pro-rata to the holders of the Discount Notes and current holders of Common Stock, with $12.75 million offered to the holders of Discount Notes and $2.25 million offered to the holders of Common Stock. If fully subscribed by the holders of the Discount Notes and Common Stock, the post-confirmation ownership of Gothic by the current holders of the Common Stock will represent approximately 9% of the Company's outstanding equity. The foregoing does not constitute an offer of any securities for sale. Such securities have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

     The agreement also contemplates that after confirmation the Company's Board of Directors will consist of seven members, five of whom will be designated by the former holders of the Discount Notes, one will be designated by the existing Board members and one will be designated by management. The executive officers of the Company will remain unchanged.
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     Mike Paulk, President and Chief Executive Officer of the Company commented,
"Over the past year we, together with our financial advisors, CIBC World
Markets, have examined many alternatives for restructuring and re-capitalizing Gothic. We have also been approached by a number of companies interested in discussing a possible purchase of Gothic during that time. In each of these instances, the impediments to raising new capital and to discussing a sale of the company where we could maximize the value of our asset base, centered on the uncertainties relating to our existing capital structure, including specifically the Discount Notes and the Series B Preferred Stock. This restructuring, including the $15.0 million of additional capital intended to be raised, and puts the Company in a position to actively develop its asset base. Eliminating the 14-1/8% interest obligation on the Discount Notes and the 12% pay-in-kind dividend on the Series B Preferred Stock will improve substantially our balance sheet position and operating results."

     This Press Release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1996, including statements regarding the plans, intentions, beliefs and current expectations of the Company, its directors, or its officers with respect to its future business activities, operating performance and the outcome of its efforts to restructure its balance sheet and successfully conclude a Plan of Reorganization. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or the outcome of management's efforts in that regard and involve material risks and uncertainties. The actual results of the Company's operations or its efforts to restructure its balance sheet and successfully conclude a Plan of Reorganization as contemplated may differ materially from those in the forward-looking statements as a result of various factors, including, among others, the levels of and fluctuations in the prices for natural gas and oil, the demand for those commodities, and its ability to negotiate and reach agreement with creditors and holders of claims against and interests in the Company. Important factors that could cause such differences are also described in the Company's periodic filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-KSB for the year ended December 31, 1999 and quarterly reports on Form 10-Q and Form 10-QSB.

Gothic Energy Corporation is an oil and gas acquisition, exploitation, development and production company headquartered in Tulsa, Oklahoma. Additional information may be obtained by contacting Michael Paulk or Steven Ensz at the corporate headquarters, Two Warren Place, 6120 South Yale Avenue, Suite 1200, Tulsa, Oklahoma, 74136, telephone number 918/749-5666.

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